Exhibit 99.1

CONTACT:

VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Susan Brophy
Chief Financial Officer		sbrophy@golinharris.com
650-934-5200		312-729-4359

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS ANNOUNCES FDA APPROVAL OF STENDRA™ (avanafil) TABLETS FOR
THE TREATMENT OF ERECTILE DYSFUNCTION

First New ED Agent Approved in Nearly a Decade

MOUNTAIN VIEW, Calif., April 27, 2012 – VIVUS, Inc. (NASDAQ: VVUS) today announced that the U.S. Food and Drug Administration (FDA) has approved STENDRA (avanafil) tablets for the treatment of erectile dysfunction (ED), marking the first new prescription agent approved in nearly a decade for the condition that afflicts as many as 30 million men in the U.S.

“Patients and treating physicians continue to report significant dissatisfaction with current treatments of ED,” said Peter Tam, president, VIVUS. “We believe that the PDE5 selectivity and absorption profile of STENDRA make it an important new treatment option for many men with erectile dysfunction.”

More than 1,200 men with ED participated in clinical studies evaluating the efficacy and safety of STENDRA. STENDRA at all doses tested (50mg, 100mg and 200mg) met all primary efficacy endpoints. Significant improvement in erectile function was observed for all doses in STENDRA -treated patients compared to placebo.

It is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

“STENDRA is the first of a new generation of PDE5 inhibitors, and the approval marks an exciting new milestone for the millions of men suffering from erectile dysfunction who are in need of a new treatment option,” said Dr. Wayne Hellstrom, Professor of Urology and Chief of Andrology (male infertility and sexual dysfunction) at Tulane University School of Medicine in New Orleans.

ED affects an estimated 52 percent of men between the ages of 40 and 70. Prevalence increases with age and can be caused by a variety of factors, including medications (anti-hypertensives, histamine receptor antagonists); lifestyle (tobacco, alcohol use); diseases (diabetes, cardiovascular conditions, prostate cancer); and spinal cord injuries. Left untreated, ED can negatively impact relationships and self-esteem, causing feelings of embarrassment and guilt. However, about half of men being treated with currently available PDE5 inhibitors are dissatisfied with treatment. The market opportunity for ED medical treatments continues to grow, with worldwide sales of PDE5 inhibitors exceeding $5 billion in 2011.

VIVUS is currently in discussion with potential partners to commercialize STENDRA in the United States and in its territories in the rest of the world.

STENDRA (avanafil) is licensed from Mitsubishi Tanabe Pharma Corporation. VIVUS has development and commercial rights to STENDRA for the treatment of sexual dysfunction worldwide with the exception of certain Asian Pacific Rim countries. In South Korea, STENDRA is approved and is marketed by JW Pharma under the brand name Zepeed.

IMPORTANT SAFETY INFORMATION

STENDRA™ (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work.  Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir), indinavir (Crixivan), saquinavir (Fortavase or Invirase) or atazanir (Reyataz); some types of oral antifungal medicines, such as ketoconazole (Nizoral), and itraconozale (Sporonox); or some types of antibiotics, such as clarithromycin (Biaxin), telithromycin (Ketek), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010. Vivus resubmitted the Qnexa NDA in October 2011, which has a FDA action date of July 17, 2012. On February 22, 2012, in a 20-to-2 vote, the U.S. Food and Drug Administration Endocrinologic and Metabolic Drugs Advisory Committee recommended that Qnexa be granted marketing approval by the FDA for the treatment of obesity in adults. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. For more information about the company, please visit www.Vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,”  “expect,” “intend,”  “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI ≥30 kg/m2), or overweight patients (BMI ≥27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, with a contraindication that excludes the use of Qnexa by women who are pregnant; the timing and final results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy, or FORTRESS; the reliability of the electronic medical claims healthcare databases used in FORTRESS; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; that we may be required to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the FDA’s interpretation of the results of external studies to assess the teratogenic risk of topiramate; the impact of the results of the REMS or cardiovascular outcomes for obesity advisory committee meetings; whether or not the FDA chooses to follow the recommendation of the second advisory committee in its vote in favor of approval of Qnexa; the impact, if any, of the agreement and initiation by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; the impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS and distribution system and patient access program for Qnexa, if approved; our ability to successfully commercialize or establish a marketing partnership for STENDRA or our partner’s ability to obtain and maintain regulatory approval to manufacture and adequately supply STENDRA for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing capabilities; our reliance on third parties and our collaborative partners; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; our ability to successfully create a commercial infrastructure in the United States to launch Qnexa; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 180-day list of outstanding issues, the FDA’s requests stemming from the end-of-review meeting or the results of the FORTRESS study and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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